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                                                                    Exhibit 99.1


                                                                 [LOGO] National
                                                                        Steel
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                                                      National Steel Corporation
                                                      4100 Edison Lakes Parkway
                                                      Mishawaka, IN 46545-3440

News Release


                                             Contact: Anita-Marie Hill
                                                      Romelia Martinez
                                                      Sitrick And Company
                                                      (310) 788-2850

                      NATIONAL STEEL AND AK STEEL AGREE TO
                  EXTENSION OF TIME PERIODS RELATED TO AUCTION

     Mishawaka, IN - March 26, 2003 - National Steel Corporation today announced its agreement with AK Steel Corporation to extend the deadline for the submission of bids and the date of the auction to be held in accordance with the bidding procedures previously approved by the U.S. Bankruptcy Court for the Northern District of Illinois overseeing National Steel's pending Chapter 11 cases. At a hearing on March 25, 2003, the Bankruptcy Court approved a two-week extension of the deadline for the submission of bids, from March 27, 2003 to April 10, 2003, and a two-week extension of the date of the auction, from April 2, 2003 to April 16, 2003. The Bankruptcy Court also continued the previously scheduled hearing to consider approval of the sale of substantially all of National Steel's assets from April 7, 2003 to April 21, 2003.

     National Steel and AK Steel also agreed to extend the date after which either party would have the right to terminate their previously announced Asset Purchase Agreement ("APA") in the event that AK Steel and the United Steelworkers of America have not entered into a new collective bargaining agreement covering those represented National Steel employees becoming employees of AK Steel. As previously announced, the original date of March 17, 2003 had been extended to March 26, 2003, as expressly contemplated by the APA. The parties have agreed to extend the date an additional two weeks, or until April 9, 2003.

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     Pursuant to the APA, National Steel has agreed to sell substantially all of its principal steelmaking and finishing assets, as well as its iron ore pellet operations, to AK Steel. The transaction, which is targeted for completion in the second quarter of 2003, is valued at approximately $1.125 billion, consisting of $925 million of cash and the assumption of certain liabilities approximating $200 million.

     Under the terms of the APA, which is subject to the approval of the bankruptcy court, AK Steel would acquire facilities at National Steel's two integrated steel plants, Great Lakes in Ecorse and River Rouge, Michigan, and the Granite City Division in Granite City, Illinois, the Midwest finishing facility in Portage, Indiana, the National Steel Pellet Company in Keewatin, Minnesota, the administrative office in Mishawaka, Indiana, various subsidiaries and National Steel's share of the Double G joint venture in Jackson, Mississippi, as well as net working capital related to the acquired assets.

     In addition to the execution and ratification of a new collective bargaining agreement by the USWA satisfactory to AK Steel for the National Steel employees who will become employees of AK Steel, the transaction is subject to a number of conditions. As previously announced, early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act was granted on February 26, 2003.

     Also as previously announced, on February 6, 2003 the Bankruptcy Court approved the bidding procedures granting AK Steel priority "stalking horse" status. The APA is subject to higher and better offers submitted in accordance with the bidding procedures.

     National Steel filed its voluntary petition in the U.S. Bankruptcy Court for the Northern District of Illinois in Chicago on March 6, 2002.

     About National Steel:

     Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation's largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 8,200 employees. For more information about the company, its products and its facilities, please visit National Steel's website at www.nationalsteel.com.

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     All statements contained in this release, other than historical information, are forward-looking statements. Completion of the potential transaction described in this release is subject to various conditions, risks and uncertainties, and there can be no assurance that the transaction will be consummated. A variety of factors could cause business conditions and the Company's actual results to differ materially from those expected by the Company or expressed in the Company's forward-looking statements. Additional information concerning these factors is available in the Company's most recent Form 10-K for the year ended December 31, 2001.

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